Gary Fitch

Professional Geologist
State of Alaska No. AA-0124
8330 Little Dipper Avenue
Anchorage, Alaska 99504
907-332-0026
gfitch@alaska.net

Consent of Author

Goldrich Mining Company
3412 Lincoln Drive
Spokane, Washington 99203

Re. Form 10K

I, Gary Fitch, P. Geo. AA-0124 (State of Alaska Professional License), authored and prepared the Technical Report "Placer Gold Drilling and Evaluation, Little Squaw Creek and Big Squaw Creek, Chandalar Mining District, Alaska", dated November 11, 1997 (the "Report").

I hereby consent to the filing of the Reports with the Registration Statement of the Company on Form 10K, filed on or around March 30, 2010, and to the use of and references to the subject matter of the Reports contained therein. I also consent to the use of my name in the 10K in regard to preparation of the Reports.

Dated: March 10, 2010

3/10/2010

Gary Fitch